Exhibit 10.44

Contract No.: SBMAGC (2013) No.001

Maximum Amount Guarantee Contract

China CITIC Bank Corporation Limited.

Shenzhen Branch

Notes in Filling

I.	This contract shall be filled out with sign pen or fountain pen in black blue or black ink.
II.	This contract shall be filled completely with clear and neat writing.
III.

Currencies shall be filed out in Chinese rather than currency symbols, the Chinese name of currency shall be added in front of capital currency amount, and currency symbol shall be added in front of lower-case amount.

IV.

The extra blankness of withdrawal plan and repayment plan shall be handled with broken line, sealing the seal of “blank hereunder” or filling out the words of “blank hereunder”. The other blankness without actual contents may be filled out with slash “/”.

Maximum Amount Guarantee Contract

The guarantor:	NeoPhotonics (China) Co., Ltd.	(referred to as “ party A” hereinafter)
Address:	NeoPhotonics Building, 8 Keji South 12th Road, South Hi-Tech Industry Park, Shenzhen 518057 China.
Post code:	518057
Telephone:	26748615
Fax:
Legal representative:	TIMOTHY STORRS JENKS
Bank of deposit and account:

The creditor:	China CITIC Bank Shenzhen Branch	(referred to as “party B” hereinafter)
Address:	5-10th Floor, Second Stage of Zhuoyue Time Square, No.3 Road, Futian District, Shenzhen City
Post code:	518031
Telephone:	0755-25873538
Fax:
Legal representative/Principal:	Chen Xuying

Contract signing place: Shenzhen

Contract signing Date: June 3,2013

In order to ensure the fulfillment of the multiple debts (hereunder referred to as the “main debt”) in continuous period between Pary B and NeoPhotonics Dongguan Co., Ltd. (hereunder referred to as “the debtor”), party A is willing to provide maximum amount guarantee. For this purpose, the following agreement is entered into between party A and party B through equal negotiation and according to the Contract Law of the People’s Republic of China and the Guarantee Law of the People’s Republic of China and other related laws and regulations

Article 1 Definition

1.1

Maximum amount guarantee means an agreement that party A and party B determine a maximum amount for multiple debts of the debtor incurred continuously during certain period, party A provides guarantee to party B for the fulfillment of debts by the debtor within the maximum amount. The maximum amount means the total balance of each debt (including contingent debt) assumed from the debtor to party B.

Article 2 Guaranteed main debt

2.1

The guaranteed main debt means a series of debts party B lends to the debtor from June 3 , 2013 to June 3 , 2014, including but not limited to the various debts, notes, letter of guarantee, letter of credit and other various banking operations.

2.2

The maximum amount of the guaranteed main debt shall be equivalent to RMB (capital) Thirty Million. If party A fulfills the guarantee obligation based on the contract, the maximum amount of guarantee shall decrease correspondingly based on the fulfilled amount.

2.3

Within the period and maximum amount as agreed above, the series of contracts, agreements and other legal documents signed between party B and the debtor for forming the debt relationship shall constitute the main contract of this contract.

Article 3 Mode of guarantee

3.1

Party A shall provide the joint liability guaranty. When the performance period of any debt under the main contract expires, if the debtor fails to fulfill all or part of the debt, party B will be entitled to directly requiring party A to assume the joint liability responsibility.

3.2

In case the debtor fails to fulfill its debt according to the main contract, no matter if party B has other guarantees for the debt under the main contract (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit and other modes of guarantee), party B will be entitled to directly requiring party A to assume the guarantee responsibility under the scope of guarantee.

Article 4 Guarantee period

4.1

The guarantee period for party A to assume the guarantee responsibility shall be two years from the date when the debt fulfillment period agreed by the contract expires. The guarantee period of each operation under the contract shall be computed separately.

4.2	If the debt between the two parties expires in advance according to law, regulation or the main contract, then the advanced expiration date shall be the expiration date of debt fulfillment period.
4.3

If the operation under the main contract is letter of credit or bank acceptance or letter of guarantee, then the guarantee period shall be two years since the date of advance payment; if the advance payment is made in different times, then the guarantee period shall be computed separately since the date of each advance payment.

Article 5 Scope of guarantee

5.1

The scope of guarantee shall include the debt principal, interests, penalty interests, compound interests, penalties, damage compensation, expenses to realize creditor’s rights (including but not limited to litigation fees, arbitration fees, (     /     % of the main debt amount) of lawyer fee, travel expense, evaluation fee, auction or disposal fee, transfer fee, security fee, announcement fee, implementation fee, etc) and other payable fees.

Article 6 Party A’s Representations and Warranties

6.1

Party A is a legal person or other organization legally established according to the law of the People’s Republic of China, it has the civil right and capacity to sign and fulfill this contract, able to independently assume civil responsibilities, and party A has received all the necessary and legal, internal and external authorization and approval for signing this agreement.

6.2	Party A has fully understood and agreed all the articles of the main contract, willing to provide guarantee to the debtor, and all its intentions under the contract are authentic.
6.3	The Setting of this guarantee will not be subject to any limit nor cause any illegal circumstance.
6.4

All the documents, statements and representations provided by party A are legal, authentic, accurate and complete. Except the circumstances already disclosed to party B in writing, party A has no other major liabilities (including contingent liabilities), breach of contract, litigation, arbitration that may affect the fulfillment of this contract nor other major matters that may affect its assets that haven’t been disclosed to party B.

Article 7 Party A’s rights and obligations

7.1	Party A shall provide party B with authentic and effective legal documents that could prove its legal identity.
7.2

During the effective period of this contract, if party A changes the name of legal person, legal representative, project principal, address, telephone, fax, etc. it shall send a written notice to party B in seven days after such change.

7.3

After the fulfillment period of the main contract debt or the debt agreed in the main contract expires in advance, if the debtor fails to repay the principal and interests of the debt according to the main contract, party B will be entitled to directly requiring party A to repay such debt. Party A guarantees not to reject any claim proposed by party B in any excuse, and waive the right of defense as regulated in article 20 of the Guarantee Law.

7.4

Party A is obliged to providing party B with the balance sheets and explanation to all the guarantees provided to outside, and provide party B with the statements and other documents that authentically reflect its comprehensive financial states on regular basis or from time to time.

7.5

During the effective period of this contract, if party A has any event that may affect its guarantee ability, including but not limited to equity transfer, reshuffle, merge, separation, shareholding reform, joint venture, cooperation, joint operation, contracting, lease, change of operation scope and registered capital, transfer of major assets, etc. it shall send a written notice to party B thirty days in advance.

7.6

During the effective period of this contract, if party A has any event that may affect its guarantee ability, including but not limited to suspension, closing, application or declaration of bankruptcy, dissolution, suspension or cancellation of business license, deterioration of financial status, or involving in any litigation, arbitration, criminal or administrative punishment, etc. it shall send a written notice to party B in three days after such circumstance or possible date of such events.

7.7	During the effective period of this contract, any form of guarantee provided from party A to any third party shall not harm the interests of party B.
7.8

During the effective period of this contract, in case party A has the events stipulated in article 7.5 and 7.6 of this contract, party A shall guarantee to implement all the guarantee responsibilities under this contract, and provide the detailed plans for implementing the guarantee responsibilities.

7.9

If the debtor fails to repay all or part of the debts under the main contract (including the advanced expiration as stipulated by law, regulation or the main contract), and party B requires party A to assume the guarantee responsibility, party A shall immediately pay party B based on the noticed amount of method on the date receiving the written notice from party B, so as to repay the debt under the main contract on the debtor’s behalf.

7.10

If party A fails to fulfill the obligations agreed in article 7.9, party A shall authorize party B to directly seize the amount from any account party A opened at party B and/or excise the right of disposal of party A’s assets or asset rights that are legally occupied and managed by party B, so as to repay the debt under the main contract. When party B transfer payments from party A’s account, if the currency in such account is different from the currency of the debt in the main contract, it shall be converted based on the rate released by party B on the transfer date.

7.11	If any third party provides guarantee for the fulfillment of debt under the main contract, party A shall still assume the guarantee responsibility agreed in article 3 of this contract.

Article 8 Party B’s rights and obligations

8.1	When party B transfer all the debt under the main contract to any third party, it shall timely send a written notice to party A after signing the debt transfer contract.
8.2	Party B and the debtor shall have no need to notice party A when they sign any detailed operation contract for the detailed credit line operation under the main contract.
8.3

If the debtor fails to fulfill all or part of the debt (including the advanced expiration regulated by law, regulation or the main contract) according to the main contract, party B will be entitled to requiring party A to assume the guarantee responsibility according to this contract.

8.4	Party B shall keep the materials, documents and information provided by party A confidential, unless they are inquired or disclosed according to law and regulation.

Article 9 Responsibility for breach of contract

9.1

After this contract comes into effect, both party A and B shall fulfill the obligations regulated in this contract, if any party fails to fully or partially fulfill the obligations under this contract, it shall assume the related responsibility for breach of contract and compensating the other party for any loss incurred.

9.2

If party A’s representations and warranties made in article 6 of this contract are unauthentic, inaccurate, incomplete or purposefully misunderstanding, and causes loss to party B, it shall compensate.

9.3	If this contract becomes ineffective due to party A’ fault, party A shall compensate party B for all the losses incurred within the scope of the guarantee.
9.4

During the effective period of this contract, in case any of the following circumstances, party B shall be entitled to requiring party A to assume the guarantee responsibility or take the related legal measures on party A’s assets or asset rights according to article 7.9 and 7.10 of this contract:

9.4.1	Any debt under the main contract expires and party B fails to receive repayment;
9.4.2	Any debt under the main contract expires in advance according to law, regulation or the main contract, but party B fails to receive repayment;
9.4.3

Party A has major financial loss, asset loss, or have asset loss or other financial crisis due to guarantee to outside, and fails to provide the related guarantee or the guarantee provided is not sufficient to satisfy party B;

9.4.4

Party A’s controlling shareholder or other affiliated company has crisis in operation or finance, or party A and controlling shareholder and other affiliated company have major affiliated transaction and affect party A’s normal operation, and fails to provide the related to guarantee or the guarantee provided fails to satisfy party B;

9.4.5	The industry of party A has negative change, and it fails to provide the related guarantee or the guarantee provided fails to satisfy party B;
9.4.6	Party A’s senior management involves in major corruption, bribery, fraud or illegal operation cases, and it fails to provide the related guarantee or the guarantee provided fails to satisfy party B;
9.4.7	Party A has breach of contract to other creditors, and it fails to provide the related guarantee or the guarantee provided fails to satisfy party B;
9.4.8	Party A has suspension, closing, application for bankruptcy, declared bankruptcy, dissolution, suspension or cancellation of business license;
9.4.8

Party A violates article 7.8 of this contract by failing to implement all the guarantee responsibilities under this contract, and the detailed solution for implementing guarantee responsibility fails to satisfy party B.

9.4.9	Party A has other event that jeopardize and harm or may jeopardize and harm party B’s rights and interests.

Article 10 Cumulative rights

10.1

Party B’s rights under this contract are cumulative, they shall not affect nor exclude any right of party B to party A according to the law and other contracts. Unless otherwise expressed by party B in writing, party B’s failure in excising or partial excising and/or delayed excising of any right shall not constitute its waiver or partial waiver of such right, nor affect, obstruct and prevent party B from continuous excising of such rights or excising of any other right.

Article 11 Continuity of obligations

11.1

All the obligations and joint liabilities of party A under this contract have continuity, and have full binding force on the successor, receiver, transferee or the entity after merge, reshuffle or change of name, without being affected by any dispute, claim and legal procedure as well as nay instruction by superior unit and any contract or document signed between the debtor of main contract and any other natural person or legal person, nor have any change due to the main contract debtor’s bankruptcy, inability to repay debts, losing of enterprise qualification, change of articles of association and any essential changes.

Article 12 Other agreed matters

Any conflict between this article and other articles shall be in accordance with this article.

Article 13 Applicable law

13.1	The contract shall apply to the laws of the People’s Republic of China

Article 14 Settlement of dispute

14.1

Any dispute incurred of or in connection with this contract shall be settled between party A and B through negotiation; if negotiation fails, both parties agree to settle it through the following （2） method:

(1)	Apply to / arbitration commission for arbitration.
(2)	File litigation at the local People’s Court of party B.

Article 15 Effect of this contract

15.1

This contract is independent from the main contract, if the main contract becomes ineffective due to any reason, it shall not affect the effect of this contract, and this contract shall remain effective. Party A’s joint liability responsibility under this contract shall be extended to the legal responsibility of the debtor after the main contract becomes ineffective (including but not limited to repayment and loss compensation).

15.2

If any article of this contract or any part of certain article becomes ineffective currently or in the future, such ineffective article or ineffective part shall not affect this contract and other articles of this contract or the effect of other contents of such article.

Article 16 Effect, change and cancellation of contract

16.1

This contract shall come into effect after being signed and sealed by party A’s legal representative or authorized agent and party B’s legal representative or principal or authorized agent, as well as being sealed with public seal or special seal for contract.

16.2

After this contract comes into effect, unless otherwise agreed in this contract, neither party A nor party B may change or cancel this contract at will; if it’s indeed necessary to change or cancel this contract, a written agreement shall be reached between party A and B through negotiation.

Article 17 Other matters

17.1

For any matter not mentioned in this contract, both party A and B may reach a written agreement otherwise as an attachment to this contract. Any attachment, modification and supplementation to this contract shall be an indivisible part of this contract and shall have equal legal effect with this contract.

17.2

Any notice, requirement or other communication from party B to party A regarding this contract, including but not limited to telex, telegraph, fax and other letters, shall be deemed as having delivered to party A once after being sent out; postal mails shall be deemed as delivered to party A on the third day after the registered mailing date; for personal service, the signing and acceptance date shall be deemed as the date delivering party A.

17.3	This contract shall have two copies of same form, party A shall have one copy and party B shall have one copy, and shall be observed by both parties.
17.4

Party B has adopted reasonable measures to remind party A to pay attention to the exemption and limitation clauses under this contract, and has fully explained the related articles as required by party A; party A and party B have no dispute over the understanding of all articles under this contract.

Party A (Public seal or contract Seal) Legal representative: (or authorized agent)	Party B (Public seal or contract Seal) Legal representative/Principal: (or authorized agent)